Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

PSM Holdings, Inc.

We hereby consent to the incorporation in the Registration Statement dated on or about June 2, 2015, on Form S-8 of PSM Holdings, Inc. of our auditors’ report dated October 14, 2014 on the consolidated balance sheets of PSM Holdings, Inc. as of June 30, 2014 and 2013, and the related consolidated statements of operations and comprehensive income (loss), cash flows and stockholders’ equity for each of the years in the two-year period ended June 30, 2014.

/s/ Accounting and Consulting Group, LLP

Certified Public Accountants

Carlsbad, New Mexico

June 2, 2015